                                                                    Exhibit 2


                             STOCKHOLDERS AGREEMENT

         THIS STOCKHOLDERS AGREEMENT is entered into as of February 7, 2002, by and among SHL TeleMedicine Ltd., an Israeli corporation ("PARENT"), SHL TeleMedicine Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("PURCHASER"), and each of Richard F. Bader, Jason Sholder, Swapan Sen, John F. Lawler, Jr., Gene I. Miller and Allan Zinberg (each in his individual capacity, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                                    RECITALS

         A. Parent, Purchaser and Raytel Medical Corporation, a Delaware corporation (the "COMPANY") are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT") which provides (subject to the conditions set forth therein) for the commencing of an offer by Purchaser in which each of the issued and outstanding shares of Company Common Stock (as defined below) may be exchanged for the right to receive cash, without interest, in an amount to be paid in accordance with the Merger Agreement followed by the merger of Purchaser with and into the Company (the "MERGER");

         B. Each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on EXHIBIT A attached hereto; and

         C. In order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder is entering into this Stockholders Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         Section 1.        CERTAIN DEFINITIONS.

         For purposes of this Stockholders Agreement:

         A. "COMPANY COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Company, together with the associated Rights.

         B. "EXPIRATION DATE" shall mean the earliest of: (i) the date upon which the Merger Agreement is validly terminated pursuant to Article 8 thereof; and (ii) the date upon which the Merger becomes effective.

         C. Each Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if such Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

         D. "PERSON" shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

         E. "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) Owned by each Stockholder as of the date of this Stockholders Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which a Stockholder acquires Ownership during the period from the date of this Stockholders Agreement through the Expiration Date.

         F. A Person shall be deemed to have a effected a "TRANSFER" of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (b) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (c) grants any proxy, power-of-attorney or other authorization or consent with respect to any such security or any interest therein; (d) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (e) takes any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

         Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         Section 2.         TRANSFER OF SUBJECT SECURITIES.

         A. TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS STOCKHOLDERS AGREEMENT. Each Stockholder agrees that during the period from the date of this Stockholders Agreement through the Expiration Date, such Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be Transferred shall have: (i) executed a counterpart of this Stockholders Agreement (with such modifications as Parent may reasonably request); and (ii) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Stockholders Agreement; provided that nothing in this Stockholders Agreement shall prohibit (a) a Stockholder from Transferring Subject Securities to Parent or Purchaser pursuant to Section 3, or (b) Transfers to a trust, family limited partnership or similar entity, provided such shares remain beneficially Owned by such Stockholder and subject to the restrictions of this Stockholders Agreement (each, a "PERMITTED TRANSFER").

         B. NO TRANSFER OF VOTING RIGHTS. Each Stockholder shall ensure that, during the period from the date of this Stockholders Agreement through the Expiration Date: (i) none of the Company Common Stock owned by Stockholder is deposited into a voting trust; and (ii) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Company Common Stock owned by such Stockholder.

         Section 3. TENDER OF SHARES. Each Stockholder agrees that, during the period from the date of this Stockholders Agreement through the Expiration Date, subject to the right of a Stockholder to make Permitted Transfers, such Stockholder shall tender all shares of Company Common Stock Owned by such Stockholder as of the date of the commencement of the Offer into the Offer as promptly as practicable, and in no event later than the tenth business day, following the commencement by Purchaser of the Offer pursuant to
Section 1.01 of the Merger Agreement, and such Stockholder shall not withdraw any shares so tendered unless the Offer is terminated or has expired without Purchaser or Parent purchasing all shares of Company Common Stock validly tendered in the Offer and not withdrawn.

         Section 4.         VOTING OF SHARES.

         A. VOTING. Each Stockholder agrees that during the period from the date of this Stockholders Agreement through the Expiration Date:

                  (i) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, such Stockholder shall (a) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by such Stockholder, to be counted as present thereat for purposes of establishing a quorum, (b) vote or cause all shares of Company Common Stock Owned by such Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (c) vote or cause all shares of Company Common Stock Owned by such Stockholder to be voted, against (1) any Acquisition Proposal (other than one by Parent or Purchaser) and
         (2) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Stockholders Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Stockholders Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Purchaser; and

                  (ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, such Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by such Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

         B.       GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.  Each
Stockholder:

                  (i) hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all shares of Company Common Stock Owned by such Stockholder, or grant a consent or approval in respect of such shares, in connection with any meeting of the stockholders of the Company as specified in clauses (i) and (ii) of Section 4(A);

                  (ii) represents that any proxies heretofore given in respect of the shares of Company Common Stock Owned by such Stockholder, if any, are not irrevocable, and that such proxies are hereby revoked;

                  (iii) hereby affirms that the irrevocable proxy set forth in this Section 4B is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Stockholders Agreement;

                  (iv) hereby affirms that the irrevocable proxy is coupled with an interest and, except as set forth herein, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law; and

                  (v) agrees that this Section 4 is a voting agreement created under Section 218 of the Delaware General Corporation Law.

         Section 5. NO SOLICITATION. Each Stockholder hereby agrees that during the period from the date of this Stockholders Agreement through the Expiration Date, such Stockholder shall not, nor shall such Stockholder authorize or permit any representative of such Stockholder to, directly or indirectly take any action prohibited by Section 6.05 of the Merger Agreement. Nothing contained in this Stockholders Agreement shall prevent a Stockholder, when acting solely in his capacity as a director or officer of the Company, from taking actions permitted under the Merger Agreement.

         Section 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Each Stockholder hereby represents and warrants, severally and not jointly, to Parent and Purchaser as follows:

         A. AUTHORIZATION, ETC. Stockholder has the absolute and unrestricted right, power, authority and legal capacity to execute and deliver this Stockholders Agreement and to perform Stockholder's obligations hereunder. This Stockholders Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         B. NO CONFLICTS OR CONSENTS. The execution and delivery of this Stockholders Agreement by Stockholder does not, and the performance of this Stockholders Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected; or (iii) except for applicable requirements, if any, of the Exchange Act, require any filing by Stockholder with, or any permit, authorization, consent or approval of, any Governmental Entity or other Person.

         C.       TITLE TO SECURITIES. As of the date of this Stockholders
Agreement: (i) Stockholder holds of record, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, "LIENS"), the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on EXHIBIT A; (ii) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on EXHIBIT A; (iii) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on EXHIBIT A; and (iv) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on EXHIBIT A. As of the date hereof, neither Stockholder nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

         D. ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Stockholders Agreement are accurate in all material respects as of the date of this Stockholders Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Merger as if made on that date.

         Section 7. FURTHER ASSURANCES. From time to time and without additional consideration, each Stockholder shall (at such Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder's sole expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Stockholders Agreement.

         Section 8.         MISCELLANEOUS.

         A. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of each Stockholder set forth in this Stockholders Agreement shall be construed as independent of any other agreement or arrangement between such Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by a Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.

         B. SPECIFIC PERFORMANCE. Each Stockholder agrees that in the event of any breach or threatened breach by such Stockholder of any covenant, obligation or other provision contained in this Stockholders Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this
Section 8(B) and each Stockholder irrevocably waives any right such Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

         C. OTHER AGREEMENTS. Nothing in this Stockholders Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of each Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed on behalf of a Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of each Stockholder under this Stockholders Agreement.

         D. NOTICES. Any notice or other communication required or permitted to be delivered to a Stockholder or Parent under this Stockholders Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

If to Parent or Purchaser, to:

                           SHL TeleMedicine Ltd.
                           90 Igal Alon St.
                           Tel-Aviv 67891
                           Israel
                           Telephone: (972) 3-561-2212
                           Telecopier: (972) 3-624-2414
                           Attention: Erez Alroy
                                         Yariv Alroy
and with a copy to:

                           Fulbright & Jaworksi L.L.P.
                           666 Fifth Avenue
                           New York, New York 10103
                           Attention:       Andrew C. Freedman, Esq.
                                            Roy L. Goldman, Esq.
                           Telephone:       (212) 318-3000
                           Facsimile:       (212) 318-3400

If to a Stockholder:       To the addresses set forth on Exhibit A hereof.

         E. SEVERABILITY. If any provision of this Stockholders Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Stockholders Agreement. Each provision of this Stockholders Agreement is separable from every other provision of this Stockholders Agreement, and each part of each provision of this Stockholders Agreement is separable from every other part of such provision.

         F. GOVERNING LAW; JURISDICTION. This Stockholders Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Stockholders Agreement or otherwise: (i) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8(D).

         G. WAIVER. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Stockholders Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Stockholders Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Stockholders Agreement, or any power, right, privilege or remedy under this Stockholders Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         H. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Stockholders Agreement or the enforcement of any provision of this Stockholders Agreement is commenced, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         I. CAPTIONS. The captions contained in this Stockholders Agreement are for convenience of reference only, shall not be deemed to be a part of this Stockholders Agreement and shall not be referred to in connection with the construction or interpretation of this Stockholders Agreement.

         J. OFFICERS AND DIRECTORS. Each Stockholder who is a director or officer of the Company makes no agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to such Stockholder by virtue of, any actions taken by such Stockholder solely in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

         K. ENTIRE AGREEMENT. This Stockholders Agreement sets forth the entire understanding of Parent and such Stockholder relating to the subject matter hereof and supersedes all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof.

         L. ADJUSTMENTS UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including without limitation the declaration or payment of an extraordinary dividend of cash, securities or other property), the number of Subject Securities shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by each of the Stockholders.

         M. NON-EXCLUSIVITY. The rights and remedies of Parent under this Stockholders Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Stockholders Agreement, and the obligations and liabilities of each Stockholder under this Stockholders Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

         N. AMENDMENTS. This Stockholders Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Stockholder affected by such amendment, modification, alteration or supplement.

         O. ASSIGNMENT; BINDING EFFECT. Neither this Stockholders Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder except in accordance with the provisions of this Stockholders Agreement, and any attempted or purported assignment or delegation of any of such interests or obligations not made in compliance with this Stockholders Agreement shall be void. Subject to the preceding sentence, this Stockholders Agreement shall be binding upon each Stockholder and each Stockholder's heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Stockholders Agreement, this Stockholders Agreement shall be binding upon any Person to whom any Subject Securities are Transferred prior to the termination of this Stockholders Agreement

         P. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Stockholders Agreement shall be paid by the party incurring such costs and expenses.

         Q. TERMINATION. This Stockholders Agreement shall automatically terminate on the Expiration Date; PROVIDED, HOWEVER, that the termination of this Stockholders Agreement shall not relieve Stockholder from any liability for any previous breach of this Stockholders Agreement.

         R. NO EXERCISE REQUIREMENT. Nothing in this Stockholders Agreement shall obligate Stockholder to exercise or convert any options or other rights to acquire shares of Company Common Stock that are Owned by the Stockholder.

         S. COUNTERPARTS. This Stockholders Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         T.       CONSTRUCTION.

         (i) For purposes of this Stockholders Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Stockholders Agreement.

         (iii) As used in this Stockholders Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (iv) Except as otherwise indicated, all references in this Stockholders Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Stockholders Agreement and Exhibits to this Stockholders Agreement.

                  IN WITNESS WHEREOF, Parent and each Stockholder have caused this Stockholders Agreement to be executed as of the date first written above.

                                        SHL TELEMEDICINE LTD.


                                        By: /s/ EREZ ALROY
                                            ------------------------------------
                                            Name: Erez Alroy
                                            Title: Co-President

                                        SHL TELEMEDICINE
                                        ACQUISITION CORP.


                                        By: /s/ EREZ ALROY
                                            ------------------------------------
                                            Name: Erez Alroy
                                            Title: Co-President


                                        STOCKHOLDERS:


                                        /s/ RICHARD F. BADER
                                        ----------------------------------------
                                        Richard F. Bader

                                        /s/ JASON SHOLDER
                                        ----------------------------------------
                                        Jason Sholder

                                        /s/ SWAPAN SEN
                                        ----------------------------------------
                                        Swapan Sen

                                        /s/ JOHN F. LAWLER, JR.
                                        ----------------------------------------
                                        John F. Lawler, Jr.

                                        /s/ GENE I. MILLER
                                        ----------------------------------------
                                        Gene I. Miller

                                        /s/ ALLAN ZINBERG
                                        ----------------------------------------
                                        Allan Zinberg

                                    EXHIBIT A


------------------------------------------ ------------------------------ -----------------------
NAME AND ADDRESS                           SHARES HELD OF RECORD          SHARES  BENEFICIALLY
                                                                          OWNED*
------------------------------------------ ------------------------------ -----------------------
Richard F. Bader                           147,605                        288,113
21120 Michaels Drive
Saratoga CA 95070
------------------------------------------ ------------------------------ -----------------------
John F. Lawler, Jr.                        1,333                          5,958
27 Silver Lane
Enfield, CT 06082
------------------------------------------ ------------------------------ -----------------------
Gene I. Miller                             3,508                          10,341
734 18th street
Santa Monica, CA 90402
------------------------------------------ ------------------------------ -----------------------
Swapan Sen                                 3,333                          54,515
63 Bunning Drive
Voorhees, NJ 08043
------------------------------------------ ------------------------------ -----------------------
Jason Sholder                              0                              36,456
2755 Campus Drive, Suite 200
San Mateo, CA 94403-2515
------------------------------------------ ------------------------------ -----------------------
Allan Zinberg                              32,231                         67,747
19 Woodhaven Drive
Simsbury, CT 06070
------------------------------------------ ------------------------------ -----------------------


         * INCLUDES SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS THAT ARE CURRENTLY EXERCISABLE OR WILL BE FULLY EXERCISABLE WITHIN 60 DAYS AFTER DECEMBER 31, 2001.